         THIS DEFEASANCE TRUST AGREEMENT, dated as of April 1, 1997 (the "Trust Agreement"), by and between REVLON WORLDWIDE CORPORATION, a Delaware corporation (the "Company"), as grantor, and STATE STREET BANK AND TRUST COMPANY, a trust company organized under the laws of The Commonwealth of Massachusetts, as trustee under the Indenture referred to below (the "Trustee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company is party to an Indenture, dated as of March 15, 1993 (the "Indenture"), by and between the Company and the Trustee, as successor trustee to The First National Bank of Boston;

         WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Indenture;

         WHEREAS, pursuant to the Indenture, the Company issued Securities having an aggregate Principal Amount at Maturity of $1,115,760,000, consisting of (i) the Company's Senior Secured Discount Notes Due 1998 (the "Initial Notes"), of which Initial Notes having an aggregate Principal Amount at Maturity of $6,790,000 remained Outstanding after consummation of the exchange referred to in clause (ii) of this sentence and (ii) the Company's Series B Senior Secured Discount Notes Due 1998 having an aggregate Principal Amount at Maturity of $1,108,970,000 issued in exchange for Initial Notes having a like aggregate Principal Amount at Maturity that had previously been Outstanding under the Indenture;

         WHEREAS, (a) prior to the date of this Agreement, the Company delivered to the Trustee for cancellation Securities having an aggregate Principal Amount at Maturity of $570,893,000, and (b) on the date of this Agreement, the Company delivered to the Trustee for cancellation additional Securities having an aggregate Principal Amount at Maturity of $207,547,000, as a result of which there remains Outstanding under the Indenture Securities having an aggregate Principal Amount at Maturity of $337,320,000 (the "Outstanding Notes");

         WHEREAS, the Company desires to exercise its covenant defeasance option under Section 8.01(b)(ii) of the Indenture and, accordingly, wishes to deposit with the Trustee, in trust, for the equal and ratable benefit of the Holders of the Outstanding Notes, U.S. Government Obligations sufficient to provide for the timely payment of the Principal Amount at Maturity of the Outstanding Notes as contemplated by Section 8.02(1) of the Indenture;

         NOW, THEREFORE, the parties hereby agree as follows:

         1. Establishment of the Trust. In consideration of the premises, the Company hereby irrevocably transfers to the Trustee and its successors in the trust created under this Trust Agreement (the "Trust"), and its and their assigns, all of the Company's right, title and interest in and to the U.S. Government Obligations identified on Schedule I hereto (the "Government Securities Property" and, together with all investments made therewith or proceeds thereof and, except as provided in Section 5, earnings thereon, being hereinafter referred to as the "Trust Estate") TO HAVE AND TO HOLD said Trust Estate IN TRUST for the equal and ratable benefit of the Holders of the Outstanding Notes, as provided herein.

         2. Acceptance by the Trustee. The Trustee accepts the Trust on the terms and subject to the provisions set forth in this Trust Agreement, and the Trustee agrees to discharge and perform fully and faithfully all of the duties and obligations imposed upon the Trustee hereunder. The Trustee hereby acknowledges that the creation of the Trust pursuant to this Trust Agreement is made for the purpose of satisfying the requirements of Section 8.02(1) of the Indenture.

         3. Limitation on Use of Trust Estate. No part of the corpus or income of the Trust Estate shall be recoverable by the Company or used for any purpose other than for the exclusive purpose of providing payments to the Paying Agent in accordance with the provisions of this Trust Agreement until all such payments required by this Trust Agreement have been made.

         4. Collection of Principal and Interest. The Trustee shall collect the principal of and the interest payable on the Government Securities Property when paid in accordance with the terms thereof and shall hold the amounts so received and shall apply such amounts as provided herein.

         5. Investments. Except as provided in Section 6, the Trustee shall, to the extent reasonably practicable, invest the amounts received pursuant to
Section 4 in U.S. Government Obligations which mature on or before March 16, 1998. Any U.S. Government Obligations purchased by the Trustee pursuant to this
Section 5 shall be added to the Trust Estate and, thereafter, shall be deemed Government Securities Property for all purposes of this Trust Agreement; provided, however, that any earnings thereon shall not be part of the Trust Estate and shall be released to the Company pursuant to Section 6.

         6. Payments by the Trustee.

            6.1 Unless payment shall theretofore have been made to the Paying Agent pursuant to Section 6.2 or arrangements for redemption shall theretofore have been made pursuant to Section 6.3, on March 16, 1998 the Trustee shall deposit with the Paying Agent, for distribution in accordance with the Indenture, the amount of the Trust Estate after giving effect to the receipt of all principal and interest payable on the Government Securities Property on that date.

            6.2 In the event that both (i) the Outstanding Notes shall be accelerated on a date prior to March 16, 1998 pursuant to Section 6.02 of the Indenture to the extent permitted by Section 8.01(b) of the Indenture, and (ii) a court of competent jurisdiction determines prior to March 16, 1998 that the acceleration of the Outstanding Notes was appropriate as a result of a bona fide Event of Default under the Indenture and was consistent with such Section 8.01(b), the Trustee shall liquidate the Government Securities Property as soon as reasonably practicable after such court determination and shall deposit with the Paying Agent, for distribution in accordance with the Indenture, the amount of the Trust Estate after giving effect to such liquidation.

            6.3 As provided in Sections 8.01 and 8.02 of the Indenture, (i) the Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option, and (ii) the Company may make arrangements satisfactory to the Trustee for the redemption of the Notes at a future date in accordance with Article III of the Indenture even if those arrangements are made after the execution and delivery of this Trust Agreement.

            6.4 As provided in Section 8.04 of the Indenture, the Trustee shall promptly turn over to the Company upon request any money or securities held by the Trustee at any time which are not part of the Trust Estate.

         7. Trustee. The Company and the Trustee acknowledge and agree that the Trustee is serving under this Trust Agreement in its capacity as Trustee under the Indenture as contemplated by Article VIII of the Indenture and, therefore, all of the provisions of Sections 7.01, 7.02, 7.03, 7.04 and 7.07 of the Indenture shall apply to the Trustee in serving under this Trust Agreement. In addition, the Company and the Trustee acknowledge and agree that the Trustee under the Indenture and under this Trust Agreement shall always be the same Person and, therefore, if the Trustee resigns or is removed under the Indenture, the Trustee shall automatically cease to be the Trustee under this Trust Agreement, and any successor Trustee under the Indenture shall automatically be the successor Trustee under this Trust Agreement.

         8. Termination. The Company may not revoke the Trust or this Trust Agreement. The Trust and this Trust Agreement shall terminate when all distributions required to be made hereunder to the Paying Agent have been made and any money or securities which are not part of the Trust Estate have been returned to the Company pursuant to Section 6.4.

         9. Amendments.

            9.1 The Company may not amend or modify, in whole or in part, any or all of the provisions of this Trust Agreement without the written consent of the Holders of at least a majority in Principal Amount at Maturity of the Outstanding Notes and, with respect to any amendment or modification that makes the duties of the Trustee hereunder more onerous, without the written consent of the Trustee.

            9.2 Notwithstanding the foregoing, the Company may amend or modify this Trust Agreement without notice to or consent of any Holder for any purpose set forth in Section 9.01(1) through (8) of the Indenture.

            9.3 The parties shall execute such supplements to, or amendments of, this Trust Agreement as shall be necessary to give effect to any such amendment or modification.

        10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered as provided in Section 11.02 of the Indenture addressed as follows:

        If to the Company:

            Revlon Worldwide Corporation
            35 East 62nd Street
            New York, NY  10021

            Attention:  General Counsel

        If to the Trustee:

            State Street Bank and Trust Company
            Two International Place
            Boston, Massachusetts  02110

            Attention: Corporate Trust Administration

or to such other address as any party hereto shall have last designated by notice to the other parties.

        11. Miscellaneous Provisions.

            11.1 This Trust Agreement shall be binding upon and inure to the benefit of the Company and the Trustee and their respective successors and assigns.

            11.2 The Trustee assumes no obligation or responsibility with respect to any action required by this Trust Agreement on the part of the Company.

            11.3 Section headings in this Trust Agreement are included for convenience of reference only and shall not control the meaning or interpretation of any provision of this Trust Agreement.

            11.4 This Trust Agreement and the Trust established hereunder shall be governed by and construed, enforced and administered in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

            11.5 This Trust Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement.


         IN WITNESS WHEREOF, this Trust Agreement has been duly executed by the parties hereto as of the day and year first above written.


                                       REVLON WORLDWIDE CORPORATION


                                       By: /s/ Glenn Dickes
                                          ----------------------------------


                                       STATE STREET BANK AND TRUST COMPANY


                                       By: /s/ Eric J. Donaghey
                                          ----------------------------------

STATE OF NEW YORK  )
                   : ss.:
COUNTY OF NEW YORK )


         On the 28th day of March, 1997, before me personally came Glenn Dickes, to me known, who, being by me duly sworn, did depose and say that (s)he
resides at                                    , that (s)he is a Vice President
and Assitant Secretary of Revlon Worldwide Corporation, the corporation described in and which executed the foregoing instrument; and that (s)he signed his or her name thereto pursuant to authorization by the Board of Directors of said corporation.


                                       /s/ Joram C. Salig
                                       -----------------------------------
                                       Notary Public

                                                  JORAM C. SALIG
                                         Notary Public, State of New York
                                                   No. 4975737
                                           Qualified in New York County
                                         Commission Expires Dec. 17, 1999

COMMONWEALTH OF MASSACHUSETTS )
                              : ss.:
COUNTY OF SUFFOLK             )


         On the 28th day of March, 1997, before me personally came Eric J. Donaghey to me known, who, being by me duly sworn, did depose and say that
(s)he resides at                           , that (s)he is a Asst. Vice
President of State Street Bank and Trust Company, the trust company described in and which executed the foregoing instrument; and that (s)he signed his or her name thereto pursuant to authorization by the Board of Directors of said trust company.


                                       /s/ Scott Knox
                                       -----------------------------------
                                       Notary Public

                                       SCOTT KNOX
                                       Notary Public
                                       My Commission Expires July 12, 2002

                                   SCHEDULE I


Government Securities Collateral:


$337,320,000 in aggregate principal amount of Treasury Notes due March 5, 1998.